Exhibit (a)(1)(A)

GETTY IMAGES HOLDINGS, INC.

605 5TH AVE. S. SUITE 400
SEATTLE, WA 98104

OFFER TO EXCHANGE ELIGIBLE OPTIONS

March 11, 2026

______________________

GETTY IMAGES HOLDINGS, INC.

SUMMARY TERM SHEET — OVERVIEW

OFFER TO EXCHANGE ELIGIBLE OPTIONS

This offer and withdrawal rights will expire at 11:59 p.m., Eastern Standard Time, on March 27, 2026, unless extended

By this Offer to Exchange Eligible Options (as the context requires, this document and the actions taken hereby, the “Exchange Offer”), Getty Images Holdings, Inc. (“Getty Images,” the “Company,” “we,” “us” or “our”) is offering certain service providers of the Company and its affiliates (including our executive officers and non-employee directors) the opportunity to exchange certain outstanding stock options for a lesser number of new stock options (“New Options”), as discussed below and in the Offering Memorandum for the Exchange Offer beginning on page 16 (the “Offering Memorandum”). The New Options will be granted under the Getty Images Holdings, Inc. 2022 Equity Incentive Plan (the “2022 Equity Plan”), with an exercise price equal to or greater than the closing price of a share of our Class A common stock, par value $0.0001 per share (“Class A Common Stock”), on the New York Stock Exchange (“NYSE”) on the date the New Options are granted, as further discussed below in the Offering Memorandum.

The commencement date of the Exchange Offer is March 2, 2026.

The “Expiration Time” of the Exchange Offer is 11:59 p.m., Eastern Standard Time, on March 27, 2026 (the “Closing Date”). If we extend the period of time during which this Exchange Offer remains open, the terms “Expiration Time” and “Closing Date” will respectively refer to the last time and date on which this Exchange Offer expires.

You are eligible to participate in the Exchange Offer (an “Eligible Optionholder”) if you are an employee or director of the Company (or its affiliates and subsidiaries) as of the date that the Exchange Offer commences and remain an employee or director of the Company (or its affiliates or subsidiaries) through the date that the Eligible Options are to be cancelled and the New Options are to be issued (i.e., the Closing Date).

Options eligible for exchange (“Eligible Options”) are those options, whether vested or unvested, that:

•        were granted under the 2022 Equity Plan and are held by an Eligible Optionholder;

•        have a per share exercise price that is equal to or higher than the closing price of a share of Class A Common Stock on the Closing Date; and

•        are outstanding and unexercised as of the start date of the Exchange Offer and as of the Closing Date.

Summary of Key Terms

The Exchange Offer provides Eligible Optionholders with the opportunity to tender all or some of their Eligible Options in return for New Options subject to the terms described below and in the Offering Memorandum.

If you choose to participate in the Exchange Offer in accordance with the procedures specified in the Offering Memorandum, then we will cancel your tendered Eligible Options and grant you New Options with the following terms:

•        Grant Date.    The New Options will be granted on the Closing Date; provided that, if the Expiration Time is extended, then the New Options grant date will be similarly extended to the new Closing Date.

•        Number of Shares.    Eligible Options will be exchanged for New Options that will be exercisable for a lesser number of shares of Class A Common Stock, determined using an exchange ratio based on the fair value of the Eligible Options (calculated using a Black-Scholes valuation as determined by the Company in consultation with a third party accounting firm), with the total number of shares of Class A Common Stock subject to the New Options rounded down to the next whole share.

•        Exercise Price.    With respect to Eligible Options with an exercise price up to $3.99, the corresponding New Options will have an exercise price equal to the closing price of a share of Class A Common Stock on the NYSE on the Closing Date (i.e., the date the New Options are granted). With respect to Eligible Options with an exercise price greater than or equal to $4.00, the corresponding New Options will have an exercise price equal to half of the exercise price of the Eligible Options, but in no event will such New Options have an exercise price that is less than the fair market value of a share of Class A Common Stock on the Closing Date.

•        Vesting.    Each New Option will have the same vesting schedule as the corresponding Eligible Option.

•        Award Agreement.    The New Options will be subject to the terms and conditions of the Company’s current stock option award agreement (the “New Stock Option Award Agreement”), previously approved by the Company and the form of which are attached as an exhibit to the Tender Offer Statement on Schedule TO filed by Getty Images with the SEC on March 2, 2026, as amended (the “Schedule TO”).

The commencement date of the Exchange Offer is March 2, 2026. We are making the Exchange Offer upon the terms and subject to the conditions described in the Offering Memorandum and in the related Election Form distributed with the Offering Memorandum. The Exchange Offer is voluntary with respect to each Eligible Option you hold. You are not required to participate in the Exchange Offer. If you are eligible and elect to tender for exchange any Eligible Option, you may exchange all or some of your Eligible Options, on a grant-by-grant basis. See the “Risk Factors” section of this Offering Memorandum beginning on page 13 for a discussion of risks and uncertainties that you should consider before agreeing to exchange your Eligible Options for New Options. You should consider, among other things, these risks and uncertainties before deciding whether to participate in the Exchange Offer.

The Exchange Offer has been approved pursuant to an action by written consent executed and delivered to the Company by stockholders of the Company representing a majority of the outstanding shares of the Company’s common stock. You are urged to read the Information Statement on Schedule 14C filed with the SEC on March 2, 2026, and any other relevant documents carefully in their entirety because they will contain important information.

Shares of our Class A Common Stock are listed on the NYSE under the symbol “GETY.” On February 27, 2026, the closing price of our Class A Common Stock as reported on the NYSE was $0.78 per share. We recommend that you obtain current market quotations for our Class A Common Stock before deciding whether to elect to participate in the Exchange Offer.

You should direct any questions about the Exchange Offer or requests for assistance (including requests for additional copies of the Offering Memorandum, the Election Form, the Notice of Withdrawal or any other documents relating to the Exchange Offer) by email to compensation.administrator@gettyimages.com.

IMPORTANT

You will receive an email notification from compensation.administrator@gettyimages.com which contains a copy of the Election Form. If you choose to participate in the Exchange Offer, you must properly complete and sign the Election Form and return via email (by PDF or similar imaged document file) delivered to compensation.administrator@gettyimages.com, so that we receive it before 11:59 p.m. Eastern Standard Time, on March 27, 2026 (or such later date as may apply if the Exchange Offer is extended). For subsequent withdrawals and elections, please deliver the properly completed and signed Election Form (or Notice of Withdrawal of Election Form) so that we receive it before 11:59 p.m. Eastern Standard Time, on March 27, 2026 (or such later date as may apply if the Exchange Offer is extended), by the following means:

By email (by PDF or similar imaged document file) delivered to: compensation.administrator@gettyimages.com.

You are responsible for making sure that the Election Form is delivered as indicated above. You must allow for sufficient time to complete, sign and deliver your Election Form to ensure that we receive your Election Form before the Expiration Time.

You do not need to return your award agreement(s) for your Eligible Options to be cancelled and exchanged in the Exchange Offer because they will be automatically cancelled (as applicable to the tendered Eligible Options) effective as of the Closing Date if we accept your Eligible Options for exchange. The Election Form will include a consent to be subject to the terms and conditions of the applicable New Stock Option Award Agreement.

Although the Company’s Board of Directors (the “Board”) has approved the Exchange Offer, consummation of the Exchange Offer is subject to the satisfaction or waiver of the conditions described in Section 6 of the Offering Memorandum (“Conditions of the Exchange Offer”). No person (including the Board) makes any recommendation as to whether you should participate, or refrain from participating, in the Exchange Offer. You must make your own decision whether to participate. You should consult your personal financial and tax advisors if you have questions about your financial or tax situation as it relates to the Exchange Offer. This Exchange Offer is not intended to, and does not constitute a solicitation of any proxy, vote or approval of the Company’s stockholders. You are urged to read the Information Statement on Schedule 14C filed with the SEC on March 2, 2026, and any other relevant documents carefully in their entirety because they will contain important information.

Neither the SEC nor any state securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in the Exchange Offer. Any representation to the contrary is a criminal offense.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT, THE RELATED ELECTION FORMS AND THE OTHER DOCUMENTS REFERENCED HEREIN.

WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE RELATED ELECTION FORMS AND THE OTHER DOCUMENTS REFERENCED HEREIN. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY THE COMPANY.

NOTHING IN THE EXCHANGE OFFER SHALL BE CONSTRUED TO GIVE ANY PERSON THE RIGHT TO REMAIN IN THE EMPLOY OR SERVICE OF GETTY IMAGES OR ANY OF ITS SUBSIDIARIES OR AFFILIATES OR TO AFFECT GETTY IMAGES’ RIGHT TO TERMINATE THE EMPLOYMENT OR SERVICE OF ANY PERSON AT ANY TIME WITH OR WITHOUT CAUSE TO THE EXTENT PERMITTED UNDER LAW. NOTHING IN THIS DOCUMENT SHOULD BE CONSIDERED A CONTRACT OR GUARANTEE OF WAGES OR COMPENSATION.

GETTY IMAGES RESERVES THE RIGHT TO AMEND OR TERMINATE THE 2022 EQUITY PLAN AT ANY TIME IN ACCORDANCE WITH ITS TERMS, AND THE GRANT OF AN OPTION UNDER THE 2022 EQUITY PLAN OR THE EXCHANGE OFFER DOES NOT IN ANY WAY OBLIGATE GETTY IMAGES TO GRANT ADDITIONAL OPTIONS OR OFFER FURTHER OPPORTUNITIES TO PARTICIPATE IN ANY OPTION GRANTS IN ANY FUTURE YEAR. THE GRANT OF AN OPTION AND ANY FUTURE OPTIONS GRANTED UNDER GETTY IMAGES’ EQUITY COMPENSATION PLANS IS WHOLLY DISCRETIONARY IN NATURE AND IS NOT TO BE CONSIDERED PART OF ANY NORMAL OR EXPECTED COMPENSATION THAT IS OR WOULD BE SUBJECT TO SEVERANCE, RESIGNATION, REDUNDANCY, TERMINATION, OR SIMILAR PAY, OTHER THAN TO THE EXTENT REQUIRED BY LAW.

SUMMARY TERM SHEET — QUESTIONS AND ANSWERS

OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS

Set forth below are answers to some of the questions that you may have about the Exchange Offer. This Summary Term Sheet does not contain all of the information that you should consider in deciding whether to participate in the Exchange Offer. We encourage you to carefully read the remainder of this Offer to Exchange Eligible Options for New Options and the accompanying Election Form. Where appropriate, we have included references to the relevant sections of the Offering Memorandum where you can find a more complete description of the topics in this summary.

Q1.   Why is Getty Images making the Exchange Offer?

We believe that the Exchange Offer is in the best interests of our stockholders and is an important component of our strategy to maintain an equity compensation program that effectively motivates and retains our executives and employees while reducing the number of shares we may otherwise desire to grant employees as replacement equity incentives under the 2022 Equity Plan. We further believe that the Exchange Offer will permit us to enhance long-term stockholder value by aligning incentives among the Eligible Optionholders who choose to participate in the Exchange Offer so they are further motivated to achieve our strategic, operational and financial goals. This Exchange Offer is not intended to, and does not constitute a solicitation of any proxy, vote or approval of Getty Images’ stockholders. If you are a stockholder you are urged to read the Information Statement on Schedule 14C filed with the SEC on March 2, 2026, and any other relevant documents carefully in their entirety because they will contain important information.

Many of our service providers now hold stock options with exercise prices significantly higher than the current market price of our Class A Common Stock. For example, on February 13, 2026, the closing price of our Class A Common Stock on the NYSE was $1.00 per share and the weighted average exercise price of all Eligible Options was $3.50. Consequently, as of February 13, 2026, approximately 22.6 million shares of outstanding stock options held by Eligible Optionholders were out-of-the-money. Many of our service providers view their existing stock options as having little or no value due to the difference between the exercise prices and the current market price of our Class A Common Stock. As a result, for many service providers, these stock options are ineffective at providing the incentives and retention value that we believe are necessary to motivate individuals to achieve our strategic, operational and financial goals.

See Section 2 of the Offering Memorandum (“Purpose of The Exchange Offer; Additional Considerations”) for more information.

Q2.   What is the Exchange Offer?

We are offering Eligible Optionholders (described in Question 3) the opportunity to exchange some or all of their Eligible Options (described in Question 4) for New Options. The Exchange Offer is not a one-for-one exchange. Instead, you will receive a lesser number of New Options. The number of New Options will be determined by applying exchange ratios (described in Question 6). All New Options granted pursuant to the Exchange Offer will have an exercise price equal to or greater than the closing price of a share of our Class A Common Stock (described in Question 6). New Options will have the same vesting schedule as the corresponding Eligible Option.

Participation in the Exchange Offer is voluntary and there are no penalties for electing not to participate. If you choose not to participate in the Exchange Offer, you will not receive any New Options and your Eligible Options will remain outstanding in accordance with their current terms and conditions.

Q3.   Who is eligible to participate in the Exchange Offer?

Only Eligible Optionholders are eligible to participate in the Exchange Offer. You are an “Eligible Optionholder” if:

•        you are an employee or director of Getty Images (which for purposes of this Q&A refers to Getty Images and its subsidiaries and affiliates) as of the date that the Exchange Offer commences and remain an employee or director of Getty Images through the date that the Eligible Options are to be cancelled and the New Options are to be issued (i.e., the Closing Date).

See Section 1 of the Offering Memorandum (“Eligible Optionholders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.

Q4.   Which Options are subject to the Exchange Offer?

Under the Exchange Offer, Eligible Optionholders will be able to elect to tender outstanding Eligible Options for exchange.

“Eligible Options” are those options, whether vested or unvested, that:

•        were granted under the 2022 Equity Plan and are held by an Eligible Optionholder;

•        have a per share exercise price that is equal to or higher than the closing price of a share of Class A Common Stock on the Closing Date; and

•        are outstanding and unexercised as of the start date of the Exchange Offer and as of the Closing Date.

Under the Exchange Offer, Eligible Optionholders may elect to tender all or some of their Eligible Options.

See Section 1 of the Offering Memorandum (“Eligible Optionholders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.

Q5.   What are the conditions of the Exchange Offer?

The Exchange Offer is subject to a number of conditions with regard to events that could occur prior to the expiration of this Exchange Offer. The Exchange Offer is not conditioned on the acceptance of the Exchange Offer by a minimum number of Eligible Optionholders or the tender of elections to exchange Eligible Options covering a minimum number of shares of Class A Common Stock.

See Section 6 of the Offering Memorandum (“Conditions of the Exchange Offer”) for more information.

Q6.   How many New Options will I receive for the Eligible Options I exchange?

The Exchange Offer is not a one-for-one exchange. Eligible Optionholders surrendering outstanding Eligible Options will receive New Options that will be exercisable for a lesser number of shares of Class A Common Stock with an exercise price equal to or greater than the closing price of a share of our Class A Common Stock as reported on the NYSE on the grant date of the New Option. With respect to Eligible Options with an exercise price up to $3.99, the corresponding New Options will have an exercise price equal to the closing price of a share of Class A Common Stock on the NYSE on the Closing Date (i.e., the date the New Options are granted). With respect to Eligible Options with an exercise price greater than or equal to $4.00, the corresponding New Options will have an exercise price equal to half of the exercise price of the Eligible Options, but in no event will such New Options have an exercise price that is less than the fair market value of a share of Class A Common Stock on the Closing Date.

New Options will be granted under the 2022 Equity Plan. Because the Exchange Offer is intended to be approximately “value-for-value” at the time that we set the exchange ratios, the exchange ratios for Eligible Options are based on their exercise prices and maturities, such that the value of New Options you will receive approximates the value of Eligible Options that you exchange for them. The value of both Eligible Options and New Options is calculated at the time we set the exchange ratios using the Black-Scholes option pricing model, a widely accepted option valuation model that takes into account factors such as:

•        the exercise price of the Eligible Option;

•        the remaining contractual term of the Eligible Option;

•        the current market price of the Company’s common stock as of the valuation date;

•        the volatility, risk-free interest rate, expected dividend yield, and other assumptions used to estimate fair value; and

•        the relative fair value of the New Options based on the Company’s equity incentive plan design.

Because we do not grant options to purchase fractional shares, the number of shares underlying a New Option will be rounded down after application of the exchange ratios.

Because options with different exercise prices and expiration dates have different Black-Scholes values, different grants will have different exchange ratios. Exchange ratios are currently expected to range between 7.6-to-1 to 1.7-1. We will give you notice of the exchange ratios not less than two business days prior to the expiration of the Exchange Offer.

Q7.   What will happen if some of my Options are not out-of-the-money at the Expiration Time?

If an Eligible Optionholder’s stock options are not out-of-the-money at the Expiration Time, the Company will not accept any such stock options for tender in the Exchange Offer and such stock options will continue to be outstanding subject to their terms.

Q8.   If I participate in the Exchange Offer, when will my New Options be granted?

Unless we amend or terminate the Exchange Offer in accordance with its terms, we will grant you New Options in exchange for Eligible Options with respect to which you properly made a valid election (and did not validly revoke that election), effective as of the Closing Date, which is currently expected to be March 27, 2026.

See Section 1 of the Offering Memorandum (“Eligible Optionholders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.

Q9.   What are the material terms of the New Options?

The terms and conditions of the New Options will be set forth in an award agreement based on the forms of award agreements previously approved by the Board (or the Compensation Committee) that are applicable to current Company stock options. The New Options will be granted under the 2022 Equity Plan. The form of stock option award agreement for the New Options are filed as exhibits to the Schedule TO. Each New Option will have the same vesting schedule as the corresponding Eligible Option and will have a 10-year expiration date from the grant date.

Q10. When will my New Options vest?

Each New Option will have the same vesting schedule as the corresponding Eligible Option.

Q11. What happens to my New Options if I terminate my employment or service with Getty Images?

In general, New Options will be forfeited if not vested at the time of termination of employment or service for any reason. However, if your employment terminates for “cause” as that term is defined in the 2022 Equity Plan, your New Options will be cancelled as of the date of termination. Any vested, unexercised portion of the New Options will generally be exercisable at any time prior to the earliest to occur of: (i) the expiration date; (ii) the date that is twelve (12) months following termination of the your “service” due to death or “disability”, each as defined in the 2022 Equity Plan; (iii) the date that is ninety (90) days following termination of your service by the Company without Cause or your resignation (excluding death or disability); or (iv) the date of termination of your service for cause.

Nothing in the Exchange Offer should be construed to confer upon you the right to remain employed or engaged with Getty Images. The terms of your employment or service with Getty Images remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed or engaged by Getty Images until the expiration of the Exchange Offer, the grant date for the New Options or thereafter during the vesting period (if applicable) of the New Options. In addition, we cannot provide any assurance that your employment or service with Getty Images will continue until or past the vesting date of any New Option granted in exchange for an Eligible Option that would have been vested and exercisable as of your termination date had the Eligible Option not been exchanged for a New Option.

See Section 1 of the Offering Memorandum (“Eligible Optionholders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) and Section 5 of the Offering Memorandum (“Acceptance of Eligible Options for Exchange; Grant of New Options”) for more information.

Q12. Must I participate in the Exchange Offer?

No. Participation in the Exchange Offer is completely voluntary. If you choose not to participate in the Exchange Offer, then your Eligible Options will remain outstanding and subject to their current terms.

Q13. How should I decide whether or not to participate in the Exchange Offer?

We are providing substantial information to assist you in making your own informed decision. Please read all the information contained in the various sections of the Offering Memorandum below, including the information in Section 2 (“Purpose of The Exchange Offer; Additional Considerations”), Section 7 (“Price Range of Our Common Stock”), Section 8 (“Information Concerning Getty Images; Financial Information”), Section 9 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities”), Section 12 (“Material U.S. Federal Income Tax Consequences”) and Section 15 (“Additional Information”) of the Offering Memorandum. You should seek further advice from your legal counsel, accountant and financial advisor. Participation in the Exchange Offer is entirely your decision and should be made based on your personal circumstances. No one from Getty Images is, or will be, authorized to provide you with legal, tax, financial or other advice or recommendations regarding whether you should participate in the Exchange Offer.

In addition to reviewing the materials provided, please note the following:

•        The Exchange Offer is not a one-for-one exchange.

•        You should carefully consider the potential tax consequences of your exchange of Eligible Options for New Options.

Please also review the “Risk Factors” that appear on page 13.

Q14. How do I find out how many Eligible Options I have and what their exercise prices are?

At any time during the Exchange Offer, you may review your existing option grants in your E*TRADE Stock Plan account to assess which are eligible and review the relevant grant dates, remaining term, exercise prices, vesting schedule and other information regarding such option grants.

Q15. Can I tender for exchange Options that I have already fully exercised?

No. The Exchange Offer applies only to outstanding Eligible Options. An option that has been fully exercised is no longer outstanding and is therefore not an Eligible Option.

Q16. Can I tender for exchange the remaining unexercised portion of an Eligible Option that I have already partially exercised?

Yes. If you exercised an Eligible Option in part before the Expiration Time (if permitted under the terms of the Eligible Option and company policies), the entire remaining unexercised portion of the Eligible Option can be tendered for exchange in the Exchange Offer.

See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.

Q17. Can I tender for exchange a portion of an Eligible Option?

No. Partial exchange of an Eligible Option grant is not permitted.

See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.

Q18. What if I am on an authorized leave of absence during the Exchange Offer?

Any Eligible Optionholder who is on an authorized leave of absence will be eligible to participate in the Exchange Offer during the offer period.

See Section 1 of the Offering Memorandum (“Eligible Optionholders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.

Q19. What happens if my employment or service relationship with Getty Images terminates before the Closing Date?

If you have tendered Eligible Options under the Exchange Offer and your employment or service relationship with Getty Images terminates for any reason prior to the Closing Date, you will no longer be eligible to participate in the Exchange Offer. Accordingly, if you are no longer eligible to participate, we will not accept your Eligible Options for exchange, and you will not be eligible to receive New Options. In such a case, you may be able to exercise the vested portion of your existing Eligible Options for a limited time after your termination date, subject to and in accordance with the applicable terms and conditions governing your Eligible Options.

Nothing in the Exchange Offer should be construed to confer upon you the right to remain an employee or other service provider of Getty Images. The terms of your employment or service with Getty Images remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our service until the Closing Date or thereafter. In addition, we cannot provide any assurance that your employment or service with Getty Images will continue until or past the vesting date of any New Option granted in exchange for an Eligible Option that would have vested and become exercisable as of your termination date had the Eligible Option not been exchanged for a New Option.

See Section 1 (“Eligible Optionholders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) and Section 5 (“Acceptance of Eligible Options for Exchange; Grant of New Options”) of the Offering Memorandum for more information.

Q20. Will I owe taxes if I participate in the Exchange Offer?

We believe the exchange of Eligible Options should be treated as a non-taxable exchange and no income should be recognized for U.S. federal income tax purposes upon grant of the New Options; however, we advise all Eligible Optionholders who may consider exchanging their Eligible Options to consult with their own tax advisors with respect to the federal, state and local tax consequences of participating in the Exchange Offer.

See Section 12 of the Offering Memorandum (“Material U.S. Federal Income Tax Consequences”) for more information regarding the tax aspects of the Exchange Offer.

Q21. Will I owe taxes if I do not participate in the Exchange Offer?

Your decision not to participate in the Exchange Offer will not be a taxable event for U.S. federal or foreign income tax purposes.

See Section 12 of the Offering Memorandum (“Material U.S. Federal Income Tax Consequences”) for more information.

Q22. What will happen to my Eligible Options if I participate in the Exchange Offer?

We will cancel all Eligible Options tendered by you in the Exchange Offer as of the Expiration Time.

Q23. What happens to Eligible Options that I choose not to tender or that are not accepted for exchange in the Exchange Offer?

Generally, there will be no impact to Eligible Options that you choose not to tender for exchange prior to the original Expiration Time. We will not accept for exchange any stock options that are tendered that do not qualify as Eligible Options. If you tender a stock option that is not accepted for exchange, we will send you a separate email following the Expiration Time notifying you that your tendered stock option was not accepted for exchange.

Q24. How long do I have to decide whether to participate in the Exchange Offer?

The Exchange Offer expires at 11:59 p.m., Eastern Standard Time, on March 27, 2026 (unless this Exchange Offer is extended or terminated in accordance with Section 6 of the Offering Memorandum (“Conditions of the Exchange Offer”)). We will not make any exceptions to this deadline. However, although we do not currently intend to do so, we may, in our sole discretion, extend the Expiration Time of the Exchange Offer at any time. If we extend the Exchange Offer, we will publicly announce the extension and the new Expiration Time no later than 9:00 a.m., Eastern Standard Time, on the next business day after the last previously scheduled or announced Expiration Time.

See Section 13 of the Offering Memorandum (“Extension of Exchange Offer; Termination; Amendment”) for more information.

Q25. How do I tender my Eligible Options for exchange?

If you are an Eligible Optionholder, you may tender your Eligible Options for exchange at any time before the Expiration Time, i.e., 11:59 p.m., Eastern Standard Time, on March 27, 2026 (or such later date as may apply if the Exchange Offer is extended).

You will receive an email notification from compensation.administrator@gettyimages.com which contains a copy of the Election Form. If you choose to participate in the Exchange Offer, in order to validly tender your Eligible Options, you must properly complete and sign the accompanying Election Form and return via email (by PDF or similar imaged document file) delivered to compensation.administrator@gettyimages.com, so that we receive it before 11:59 p.m. Eastern Standard Time, on March 27, 2026 (or such later date as may apply if the Exchange Offer is extended). For subsequent withdrawals and elections, please deliver the properly completed and signed Election Form (or Notice of Withdrawal of Election Form) so that we receive it before 11:59 p.m. Eastern Standard Time, on March 27, 2026 (or such later date as may apply if the Exchange Offer is extended), by the following means:

By email (by PDF or similar imaged document file) delivered to: compensation.administrator@gettyimages.com.

You are responsible for making sure that the Election Form is delivered as indicated above. You must allow for sufficient time to complete, sign and deliver your Election Form to ensure that we receive your Election Form before the Expiration Time.

You do not need to return your award agreement(s) for your Eligible Options to be cancelled and exchanged in the Exchange Offer because they will be automatically cancelled effective as of the Closing Date if we accept your Eligible Options for exchange. The Election Form will include a consent to be subject to the terms and conditions of the applicable New Stock Option Award Agreement.

Your Eligible Options will not be considered tendered until we receive your properly completed and signed Election Form. We must receive your properly completed and signed Election Form before 11:59 p.m., Eastern Standard Time, on March 27, 2026 (or such later date as may apply if the Exchange Offer is extended). If you miss this deadline, you will not be permitted to participate in the Exchange Offer.

Delivery of a signed Election Form must be made by email (by PDF or similar imaged document file) delivered to compensation.administrator@gettyimages.com. You are responsible for making sure that the Election Form is delivered to this email address. You must allow for sufficient time to complete and deliver your Election Form to ensure that we receive your Election Form before the Expiration Time.

We reserve the right to reject any or all tenders of Eligible Options that we determine are not in appropriate form or that we determine would be unlawful to accept. Subject to our rights to extend, terminate and amend the Exchange Offer, we expect to accept all properly tendered Eligible Options on the Closing Date.

See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.

Q26. Can I withdraw previously tendered Eligible Options?

Yes. You may withdraw your tendered Eligible Options at any time prior to the Expiration Time, i.e., 11:59 p.m., Eastern Standard Time, on March 27, 2026 (or such later date as may apply if the Exchange Offer is extended), and unless we have accepted the Eligible Options pursuant to the Exchange Offer.

To withdraw tendered Eligible Options, you must deliver to us a properly completed and signed Notice of Withdrawal of Election Form, a form of which is filed as exhibit (a)(1)(D) to Schedule TO (a “Notice of Withdrawal”) with the required information prior to the Expiration Time, and a copy of which was provided to you by email. The Notice of Withdrawal must be delivered by email (by PDF or similar imaged document file) to compensation.administrator@gettyimages.com.

If you miss the deadline to withdraw but remain an Eligible Optionholder, any previously tendered Eligible Options will be exchanged pursuant to the Exchange Offer. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form or Notice of Withdrawal that we receive before the Expiration Time.

You are responsible for making sure that you properly submit a Notice of Withdrawal for any tendered Eligible Option that you wish to subsequently withdraw. You must allow sufficient time to complete, sign and deliver your Notice of Withdrawal to ensure that we receive it before the Expiration Time.

Once you have withdrawn Eligible Options, you may re-tender such Eligible Options prior to the Expiration Time by submitting a new Election Form and following the procedures for validly tendering Eligible Options in the Exchange Offer described in Question 25 above.

See Section 4 of the Offering Memorandum (“Withdrawal Rights”) for more information.

Q27. How will I know whether the Company has received my Election Form or my Notice of Withdrawal?

We will send you an email or other form of communication, as appropriate, to confirm receipt of your Election Form or Notice of Withdrawal, as applicable, shortly after we receive it. However, it is your responsibility to ensure that we receive your Election Form or Notice of Withdrawal, as applicable, prior to the Expiration Time.

See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.

Q28. What will happen if I do not return my Election Form by the deadline?

If we do not receive an Election Form from you by the Expiration Time, i.e., 11:59 p.m., Eastern Standard Time, on March 27, 2026 (or such later date as may apply if the Exchange Offer is extended), then all of your Eligible Options will remain outstanding at their current exercise price and subject to their current terms and conditions. If you prefer not to tender any of your Eligible Options for exchange in the Exchange Offer, you do not need to do anything.

See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.

Q29. What if I have any questions regarding the Exchange Offer?

You should direct questions about the Exchange Offer (including requests for additional copies of the Exchange Offer and other Exchange Offer documents which we will promptly furnish to you at our expense) by email to compensation.administrator@gettyimages.com.

RISK FACTORS

Participation in the Exchange Offer involves a number of potential risks and uncertainties, including those described below. You should consider, among other things, these risks and uncertainties before deciding whether or not to request that we exchange your Eligible Options in the manner described in the Exchange Offer. You should carefully review the risk factors set forth below and those contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 (our “Quarterly Report”), filed with the Securities and Exchange Commission (the “SEC”) on November 10, 2025, and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 17, 2025 (our “Annual Report”), as well as the other information provided in the Exchange Offer and the other materials that we have filed with the SEC, before making a decision as to whether or not to tender your Eligible Options. See Section 15 of the Offering Memorandum (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

Portions of this Offer to Exchange (including information incorporated by reference) include “forward-looking statements.” These forward-looking statements are often identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions, and speak only as of the date on which they are made. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. The most significant of these risks, uncertainties and other factors are described in this Offer to Exchange and in our SEC filings referenced in the immediately preceding paragraph. We caution you not to place undue reliance on the forward-looking statements contained in this Offer to Exchange or in our Quarterly Report and our Annual Report. In addition, the safe harbor protections for forward-looking statements contained in the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, do not apply to any forward-looking statements we make in connection with the Offer to Exchange, including any forward-looking statements incorporated herein by reference from our Quarterly Report and Registration Statement.

The following discussion should be read in conjunction with the financial information in Section 8 of the Offering Memorandum (“Information Concerning Getty Images; Financial Information”), as well as our financial statements and notes to the financial statements included on our Quarterly Report and our Annual Report.

Risks Related to the Exchange Offer

If the price of the Company’s common stock increases over time, the value that you can realize from any New Options that you receive in the Exchange Offer may be less than the value that you could have realized from the Eligible Options that you elected to exchange in the Exchange Offer.

Because the Exchange Offer is not based on a one-for-one exchange ratio with respect to the New Options, it is possible that in the future your Eligible Options could be economically more valuable than the New Options granted pursuant to the Exchange Offer.

For example, if you hold Eligible Options that are subject to the 4-to-1 exchange ratio, and you exchange Eligible Options exercisable for 1,000 shares of Class A Common Stock with an exercise price of $5.00 per share, you will receive a New Option exercisable for 250 shares of Class A Common Stock. Assume, for illustrative purposes only, that the exercise price of your New Option is $2.50 per share and that in two years the trading price of our Class A Common Stock has increased to $10.00 per share. Under this example, if you had retained and exercised your Eligible Options and then sold the subject shares at $10.00 per share, you would have realized a pre-tax gain of $5,000. If you exchanged your Eligible Options and exercised and sold the shares subject to your New Option, however, you would realize a pretax gain of only $1,875. By contrast, under the same example, if the trading price of our Class A Common Stock had increased to $6.00 per share (instead of $10.00 per share), then if you had retained and exercised your Eligible Options and then sold the subject shares at $6.00 per share, you would have realized a pre-tax gain of $1,000, whereas if you exchanged your Eligible Options and exercised and sold the shares subject to your New Option, you would have realized a pre-tax gain of $875.

As can be seen from the above example, depending on the price of our common stock, the Eligible Options could have a higher realizable value than New Options granted in exchange for those Eligible Options, meaning that in certain cases you could have a greater pre-tax profit if you had retained the Eligible Options, exercised them and immediately sold the shares of common stock, than if you had exchanged them for New Options, exercised the New Options and sold the shares of common stock. The price per share at which the Eligible Options become more valuable than New Options depends upon a number of factors, including the exercise price of the Eligible Option and the New Option and the applicable exchange ratio.

If the trading price of our Class A Common Stock decreases after the grant date of the New Options, you will not be able to realize any gain from the exercise of your New Options.

The exercise price per share of all New Options will be equal to or greater than the closing price of our Class A Common Stock as reported on the NYSE on the grant date. If the trading price of our common stock decreases after the grant date, the exercise price of your New Options will be greater than the trading price of our Class A Common Stock, and you will not be able to realize any gain from the exercise of your New Options. There can be no assurance that the price of our Class A Common Stock will increase after the grant date of the New Options.

The exchange ratios used in the Exchange Offer may not accurately reflect the value of your Eligible Options and/or New Options at the time of their exchange.

The calculation of the exchange ratios for the Eligible Options in the Exchange Offer was based on a valuation method that we apply for accounting purposes and that relies on numerous assumptions. If a different method or different assumptions had been used, or if the exchange ratios had been calculated as of a different date, the exchange ratio for an Eligible Option may have varied from the applicable exchange ratio reflected in the Exchange Offer. The valuation method that we used for establishing the exchange ratios is designed to estimate a fair value of options as of the date the exchange ratios were calculated and is not a prediction of the future value that might be realized through Eligible Options or New Options. Furthermore, because we do not grant options to purchase fractional shares, the number of shares underlying a New Option will be rounded down after application of the exchange ratios.

If you are subject to foreign tax laws, even if you are a resident of the United States, there may be tax, social insurance, or other consequences of participating in the Exchange Offer.

If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be tax, social insurance, or other consequences that may apply to you. You are encouraged to consult your own legal counsel, accountant, financial and/or tax advisor(s) to discuss these consequences.

We will not grant New Options to you if we are prohibited by applicable laws, rules, regulations or policies.

Even if we accept your tendered Eligible Options, we will not grant New Options to you if we are prohibited by applicable laws, rules, regulations or policies from doing so. Such a prohibition could result from, among other things, changes in U.S. laws, SEC rules, regulations or policies or NYSE listing requirements or if you move to a jurisdiction in which we are prohibited or prevented from granting New Options.

OFFERING MEMORANDUM

OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS

OFFERING MEMORANDUM

OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS

Section 1. Eligible Optionholders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer.

Getty Images Holdings, Inc. (“Getty Images,” the “Company,” “we,” “us” or “our”) is offering certain employees and directors (including our executive officers and non-employee directors) who hold Eligible Options the opportunity to exchange certain outstanding stock options for a lesser number of stock options (the “Exchange Offer”). As described in this Section 1 of this Offering Memorandum — Offer to Exchange Eligible Options for New Options (this “Offering Memorandum”), Eligible Options that are validly tendered prior to the Expiration Time will be exchanged for New Options (as defined below) in exchange for cancellation of the tendered Eligible Options. Each capitalized term that is used in this paragraph without being defined has the meaning set forth below.

We are making the offer on the terms and subject to the conditions described in this Offering Memorandum, as they may be amended from time to time, and these terms and conditions constitute the “Exchange Offer.” The Exchange Offer is not conditioned on the acceptance of the Exchange Offer by a minimum number of Eligible Optionholders (as defined below) or the tender of elections to exchange Eligible Options (as defined below) covering a minimum number of shares.

Eligible Optionholders

You are eligible to participate in the Exchange Offer (an “Eligible Optionholder”) if you are an employee or director of Getty Images (which for purposes of this Offering Memorandum refers to Getty Images and its subsidiaries and affiliates) as of the date that the Exchange Offer commences and remain an employee or director of Getty Images through the date that the Eligible Options are to be cancelled and the New Options are to be issued (i.e., the Closing Date (as defined below)).

You will not be eligible to tender Eligible Options for exchange in the Exchange Offer if you cease to be an Eligible Optionholder for any reason prior to the Closing Date, including due to your voluntary resignation, retirement, involuntary termination, layoff, death or disability. An individual who is on an authorized leave of absence and is otherwise an Eligible Optionholder at the Closing Date will be eligible to tender Eligible Options in the Exchange Offer.

Your employment with Getty Images will remain at will, regardless of your participation in the Exchange Offer, and can be terminated by you or Getty Images at any time, subject to applicable law. Nothing in the Exchange Offer should be construed to confer upon you the right to remain employed by Getty Images. The terms of your employment relationship with Getty Images remains unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed by Getty Images until the grant date for the New Options or any vesting date of your New Options in the future.

Eligible Options

The Company maintains the Getty Images Holdings, Inc. 2022 Equity Incentive Plan (the “2022 Equity Plan”) pursuant to which Getty Images has granted stock options to certain service providers of Getty Images to purchase shares of our Class A common stock, par value $0.0001 per share (“Class A Common Stock”).

Options eligible for exchange (“Eligible Options”) are those options, whether vested or unvested, that:

•        were granted under the 2022 Equity Plan and are held by an Eligible Optionholder;

•        have a per share exercise price that is equal to or higher than the closing price of a share of Class A Common Stock on the Closing Date; and

•        are outstanding and unexercised as of the start date of the Exchange Offer and as of the Closing Date.

The Proposed Exchange

If you are an Eligible Optionholder and choose to participate in the Exchange Offer and tender Eligible Options for exchange, and if we accept your tendered Eligible Options, then we will cancel your tendered Eligible Options and grant you a lesser number of new stock options (“New Options”), subject to the terms described below. New Options issued in exchange for Eligible Options will be issued under the 2022 Equity Plan.

Terms of New Options

Number of Shares Subject to New Options.    The Exchange Offer is not a one-for-one exchange. Eligible Optionholders surrendering outstanding Eligible Options will receive New Options that will be exercisable for a lesser number of shares of Class A Common Stock than the Eligible Options surrendered in exchange for it. The number of shares underlying a surrendered Eligible Option for every one share underlying a corresponding New Option is referred to as the “exchange ratio.”

The number of New Options that you receive will depend on the exercise price(s) (or, in the case of certain grants of stock options, the grant date) of your surrendered Eligible Options and the applicable exchange ratios. Because the Offer is intended to be approximately “value-for-value” at the time that we set the exchange ratios, the exchange ratios for Eligible Options are based on their exercise prices and maturities, such that the value of New Options you will receive approximates the value of Eligible Options that you exchange for them. The value of both Eligible Options and New Options is calculated at the time we set the exchange ratios using the Black-Scholes option pricing model, a widely accepted option valuation model that takes into account factors such as:

•        the exercise price of the Eligible Option;

•        the remaining contractual term of the Eligible Option;

•        the current market price of the Company’s common stock as of the valuation date;

•        the volatility, risk-free interest rate, expected dividend yield, and other assumptions used to estimate fair value; and

•        the relative fair value of the New Options based on the Company’s equity incentive plan design.

Underwater stock options will be less valuable than New Options, so you will have to exchange an Eligible Option exercisable for more than one share of common stock to receive a New Option exercisable for one share of common stock. We will not issue any option for fractional shares. Accordingly, if after the exchange of Eligible Options in any particular stock option grant you would be left with an option for fractional shares, we will round down to the nearest whole share of common stock. Based on this rounding convention, you will not be able to surrender for exchange any otherwise Eligible Option that does not have sufficient underlying shares of common stock to result in at least one share of common stock underlying the New Option after the exchange. Because options with different exercise prices and expiration dates have different Black-Scholes values, different grants will have different exchange ratios. Exchange ratios are currently expected to range between 7.6-to-1 to 1.7-1. We will give you notice of the exchange ratios not less than two business days prior to the expiration of the Exchange Offer.

Exercise Price of New Options.    With respect to Eligible Options with an exercise price up to $3.99, the corresponding New Options will have an exercise price equal to the closing price of a share of Class A Common Stock on the NYSE on the Closing Date (i.e., the date the New Options are granted). With respect to Eligible Options with an exercise price greater than or equal to $4.00, the corresponding New Options will have an exercise price equal to half of the exercise price of the Eligible Options, but in no event will such New Options have an exercise price that is less than the fair market value of a share of Class A Common Stock on the Closing Date.

Vesting and Expiration of New Options.    Each New Option will have the same vesting schedule as the corresponding Eligible Option and will have a 10-year expiration date from the grant date.

Grant Date.    Unless we amend or terminate the Exchange Offer in accordance with its terms, we will grant you New Options in exchange for Eligible Options with respect to which you properly made a valid election (and did not validly revoke that election), effective as of the Closing Date, which is currently expected to be March 27, 2026.

Award Agreement.    The New Options will be subject to the terms and conditions of the Company’s current stock option award agreement (the “New Stock Option Award Agreement”), previously approved by the Company and the form of which are attached as an exhibit to the Tender Offer Statement on Schedule TO filed by Getty Images with the SEC on March 2, 2026, as amended (the “Schedule TO”). The Election Form will include a consent to be subject to the terms and conditions of the applicable New Stock Option Award Agreement. New Options will be characterized for U.S. federal income tax purposes as nonqualified stock options.

The Exchange Offer is voluntary with respect to each Eligible Option you hold. You are not required to participate in the Exchange Offer. If you are eligible and elect to tender for exchange any Eligible Option, you may exchange all or some of your Eligible Options on a grant-by-grant basis. See the “Risk Factors” section of this Exchange Offer beginning on page 13 for a discussion of risks and uncertainties that you should consider before agreeing to exchange your Eligible Options for New Options. You should consider, among other things, these risks and uncertainties before deciding whether to participate in the Exchange Offer.

Expiration and Extension of the Exchange Offer

The “Expiration Time” of the Exchange Offer is 11:59 p.m., Eastern Standard Time, on March 27, 2026 (the “Closing Date”). If we extend the period of time during which this Exchange Offer remains open, the terms “Expiration Time” and “Closing Date” will respectively refer to the last time and date on which this Exchange Offer expires. See Section 13 (“Extension of Exchange Offer; Termination; Amendment”) for a description of our rights to extend, terminate and amend the Exchange Offer.

If you do not elect to tender your Eligible Options before the Expiration Time, such Eligible Options will remain subject to their current terms, including the current exercise prices and vesting schedules.

Section 2. Purpose of the Exchange Offer; Additional Considerations.

We believe that the Exchange Offer is in the best interests of our stockholders and is an important component of our strategy to maintain an equity compensation program that effectively motivates and retains our executives and employees while reducing the number of shares we may otherwise desire to grant employees as replacement equity incentives under the 2022 Equity Plan. We further believe that the Exchange Offer will permit us to enhance long-term stockholder value by aligning incentives among the Eligible Optionholders who choose to participate in the Exchange Offer so they are further motivated to achieve our strategic, operational and financial goals. This Exchange Offer is not intended to, and does not constitute a solicitation of any proxy, vote or approval of Getty Images’ stockholders. If you are a stockholder you are urged to read the Information Statement on Schedule 14C filed with the SEC on March 2, 2026, and any other relevant documents carefully in their entirety because they will contain important information.

Many of our service providers now hold stock options with exercise prices significantly higher than the current market price of our Class A Common Stock. For example, on February 13, 2026, the closing price of our Class A Common Stock on the NYSE was $1.00 per share and the weighted average exercise price of all Eligible Options was $3.50. Consequently, as of February 13, 2026, approximately 22.6 million shares of outstanding stock options held by Eligible Optionholders were out-of-the-money. Many of our service providers view their existing stock options as having little or no value due to the difference between the exercise prices and the current market price of our Class A Common Stock. As a result, for many service providers, these stock options are ineffective at providing the incentives and retention value that we believe are necessary to motivate individuals to achieve our strategic, operational and financial goals.

In deciding whether to tender one or more Eligible Options pursuant to the Exchange Offer, you should know that we continually evaluate and explore strategic opportunities as they arise. At any given time, we may be engaged in discussions or negotiations with respect to one or more corporate transactions. We also grant equity awards in the ordinary course of business to our directors and our current and new employees, including our executive officers. Our directors and employees, including our executive officers, from time to time may acquire or dispose of our securities. We may from time to time repurchase our own outstanding securities in accordance with applicable securities laws. In addition, we may pursue opportunities to raise additional capital through the issuance of equity or debt securities, including convertible debt securities, or through strategic opportunities, including asset dispositions. If any of these events occur, our cash position, assets, or capital structure could change, or the percentage ownership of our stockholders could be significantly diluted, and where such a transaction or event results in our issuance of additional securities, these newly issued securities may have rights, preferences or privileges senior to those of existing stockholders.

Subject to the foregoing and except as otherwise disclosed in the Exchange Offer or in our filings with the Securities and Exchange Commission (the “SEC”), as of the date hereof, we have no plans, proposals or negotiations (although we often consider such matters in the ordinary course of our business and intend to continue to do so in the future) that relate to or would result in (other than, as previously disclosed, pursuant to or in connection with the Agreement and Plan of Merger, dated as of January 6, 2025, by and among the Company, Shutterstock, Inc. and the other parties thereto):

•        any extraordinary corporate transaction, such as a material merger, reorganization or liquidation, involving Getty Images;

•        any purchase, sale or transfer of a material amount of our assets;

•        any material change in our present dividend policy or our indebtedness or capitalization;

•        any material change in our Board or executive management team, including any plans to change the number or term of our directors or to change the material terms of any executive officer’s employment;

•        any other material change in our corporate structure or business;

•        our Class A Common Stock not being traded on a national securities exchange;

•        our Class A Common Stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•        the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•        the acquisition by any person of any of our securities or the disposition of any of our securities, other than in the ordinary course of business or pursuant to existing options or other rights; or

•        any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

Notwithstanding stockholder approval, our Board retains the authority, in its sole discretion, to terminate or postpone the Exchange Offer, at any time prior to the Expiration Time or to exclude certain Eligible Options or Eligible Optionholders from participating in the Exchange Offer due to tax, regulatory or accounting reasons or because participation would be inadvisable or impractical. Stockholder approval of the Exchange Offer pursuant to the action by written consent delivered by certain of the Company’s stockholders applies only to this Exchange Offer. If we were to implement a stock option exchange in the future, we would once again need to seek stockholder approval. This Exchange Offer is not intended to, and does not constitute a solicitation of any proxy, vote or approval of the Company’s stockholders. If you are a stockholder you are urged to read the Information Statement on Schedule 14C filed with the SEC on March 2, 2026, and any other relevant documents carefully in their entirety because they will contain important information.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THE EXCHANGE OFFER AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE.

Section 3. Procedures for Tendering Eligible Options.

You will receive an email notification from compensation.administrator@gettyimages.com which contains a copy of the Election Form. If you choose to participate in the Exchange Offer, in order to validly tender your Eligible Options, you must properly complete and sign the accompanying Election Form and deliver via email (by PDF or similar imaged document file) delivered to compensation.administrator@gettyimages.com, so that we receive it before 11:59 p.m. Eastern Standard Time, on March 27, 2026 (or such later date as may apply if the Exchange Offer is extended). For subsequent withdrawals and elections, please deliver the properly completed and signed Election Form (or Notice of Withdrawal of Election Form) so that we receive it before 11:59 p.m. Eastern Standard Time, on March 27, 2026 (or such later date as may apply if the Exchange Offer is extended), by the following means:

By email (by PDF or similar imaged document file) delivered to: compensation.administrator@gettyimages.com.

You are responsible for making sure that the Election Form is delivered as indicated above. You must allow for sufficient time to complete and deliver your Election Form to ensure that we receive your Election Form before the Expiration Time.

You do not need to return your award agreement(s) for your Eligible Options to be cancelled and exchanged in the Exchange Offer because they will be automatically cancelled effective as of the Closing Date if we accept your Eligible Options for exchange. The Election Form will include a consent to be subject to the terms and conditions of the applicable New Stock Option Award Agreement.

Your Eligible Options will not be considered tendered until we receive your properly completed and signed Election Form. We must receive your properly completed and signed Election Form before 11:59 p.m., Eastern Standard Time, on March 27, 2026 (or such later date as may apply if the Exchange Offer is extended). If you miss this deadline, you will not be permitted to participate in the Exchange Offer.

Delivery of a signed Election Form must be made by email (by PDF or similar imaged document file) delivered to compensation.administrator@gettyimages.com. You are responsible for making sure that the Election Form is delivered to this email address. You must allow for sufficient time to complete and deliver your Election Form to ensure that we receive your Election Form before the Expiration Time.

We reserve the right to reject any or all tenders of Eligible Options that we determine are not in appropriate form or that we determine would be unlawful to accept. Subject to our rights to extend, terminate and amend the Exchange Offer, we expect to accept all properly tendered Eligible Options on the Closing Date.

Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects.

To validly tender your Eligible Options pursuant to the Exchange Offer, you must remain an Eligible Optionholder as of the Expiration Time.

We will determine all questions as to form of documents and the validity, eligibility, time of receipt and acceptance of any tender of Eligible Options. Neither Getty Images nor any other person is obligated to give notice of any defects or irregularities in tenders. No tender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Optionholder or waived by Getty Images. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties.

The Exchange Offer is a one-time offer, and we will strictly enforce the offer period, subject to any extension of the Expiration Time that we may grant in our sole discretion. Subject to Rule 13e-4 under the Exchange Act, we also reserve the right to waive any of the conditions of the Exchange Offer or any defect or irregularity in any tender with respect to any particular Eligible Option or any particular Eligible Optionholder (with any such waiver to be applied consistently among all Eligible Optionholders).

Our Acceptance Constitutes an Agreement.

Your tender of Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Exchange Offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 4 (“Withdrawal Rights”) and our acceptance of your tendered Eligible Options in accordance with Section 5 (“Acceptance of Eligible Options for Exchange; Grant of New Options”). Our acceptance for exchange of Eligible Options that you tender pursuant to the Exchange Offer will constitute a binding agreement between Getty Images and you upon the terms and subject to the conditions of the Exchange Offer.

Subject to our rights to terminate and amend the Exchange Offer in accordance with Section 6 (“Conditions of the Exchange Offer”), and as described in Section 1 of this Offering Memorandum, on the Closing Date, we expect to accept for exchange all properly tendered Eligible Options that were not validly withdrawn prior to the Expiration Time. Eligible Options accepted by Getty Images for exchange will be cancelled and New Options will be granted on the Closing Date.

Section 4. Withdrawal Rights.

If you elect to accept the Exchange Offer with respect to some or all of your Eligible Options and later change your mind, you may withdraw any tendered Eligible Options prior to the Expiration Time by following the procedures described in this Section 4.

We will permit any Eligible Options tendered in the Exchange Offer to be withdrawn at any time during the period the Exchange Offer remains open. Please note that, upon the terms and subject to the conditions of the Exchange Offer, we expect to accept for exchange all Eligible Options properly tendered and not validly withdrawn by the Expiration Time.

To withdraw tendered Eligible Options, you must deliver to us a properly completed and signed Notice of Withdrawal of Election Form, a form of which is filed as exhibit (a)(1)(D) to Schedule TO (a “Notice of Withdrawal”) with the required information prior to the Expiration Time. The Notice of Withdrawal must be delivered by email (by PDF or similar imaged document file) to compensation.administrator@gettyimages.com.

If you miss the deadline to withdraw but remain an Eligible Optionholder, any previously tendered Eligible Options will be exchanged pursuant to the Exchange Offer. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form or Notice of Withdrawal that we receive before the Expiration Time.

You are responsible for making sure that you properly submit a Notice of Withdrawal for any tendered Eligible Option that you wish to subsequently withdraw. You must allow sufficient time to complete, sign and deliver your Notice of Withdrawal to ensure that we receive it before the Expiration Time.

Except as described in the following sentence, the Notice of Withdrawal must be signed by the Eligible Optionholder who holds the Eligible Options to be tendered using the same name for such Eligible Optionholder as appears on the applicable stock option agreement and the previously submitted Election Form. We have filed a form of the Notice of Withdrawal as an exhibit to the Schedule TO. We will deliver a copy of the Notice of Withdrawal form to all Eligible Optionholders.

You may not rescind any withdrawal, and any Eligible Options you withdraw will thereafter be deemed not properly tendered for purposes of the Exchange Offer unless you properly re-tender those Eligible Options prior to the Expiration Time by submitting a new Election Form and following the procedures described in Section 3 of this Offering Memorandum (“Procedures for Tendering Eligible Options”).

Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failing to give notice of any defects or irregularities. We will determine all questions as to the form and validity, including time of receipt, of Notices of Withdrawal. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determinations of these matters will be final and binding.

Section 5. Acceptance of Eligible Options for Exchange; Grant of New Options.

Upon the terms and subject to the conditions of the Exchange Offer, we expect to accept for exchange all Eligible Options properly tendered and not validly withdrawn by the Expiration Time. On the Closing Date, tendered Eligible Options will be cancelled in exchange for the grant on the Closing Date of New Options.

Promptly after we grant the New Options, we will send each tendering Eligible Optionholder a confirmation email with respect to the Eligible Options that we have accepted for exchange. We have filed a form of such confirmation email as an exhibit to the Schedule TO. Your New Options will be subject to the terms and conditions of the New Stock Option Award Agreement for the New Options filed as an exhibit to the Schedule TO.

Except as otherwise described in this Offering Memorandum, if you have tendered Eligible Options under the Exchange Offer and your employment or service relationship terminates for any reason, you will no longer be eligible to participate in the Exchange Offer and we will not accept your Eligible Options for exchange. In that case, you may be able to exercise your existing vested Eligible Options for a limited time after your termination date in accordance with and subject to their terms.

Section 6. Conditions of the Exchange Offer.

Notwithstanding any other provision of the Exchange Offer, we will not be required to accept any Eligible Options tendered for exchange, and we may terminate or amend the Exchange Offer, in each case subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date hereof and prior to the Expiration Time, any of the following events has occurred, or if we have determined, in our reasonable judgment, that any of the following events has occurred:

•        there shall have been instituted any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or other person, domestic or foreign, before any court, authority, agency or tribunal that (i) directly or indirectly challenges the making of the Exchange Offer or the exchange of some or all of the Eligible Options tendered for exchange, (ii) otherwise relates in any manner to the Exchange Offer, or (iii) in our reasonable judgment, could materially affect our business, condition (financial or other), assets, income, operations, prospects or stock ownership;

•        there shall have been instituted or taken any action, or any approval, exemption or consent shall have been withheld, or any statute, rule, regulation, judgment, order or injunction shall have been proposed, sought, promulgated, enacted, entered, amended, interpreted, enforced or deemed to be applicable to the Exchange Offer or Getty Images, by or from any court or any regulatory or administrative authority, agency or tribunal that, in our reasonable judgment, would directly or indirectly make it illegal for us to accept some or all of the tendered Eligible Options for exchange, otherwise restrict or prohibit consummation of the Exchange Offer or otherwise relate in any manner to the Exchange Offer; require that we obtain additional stockholder approval of the Exchange Offer; delay or restrict our ability, or render us unable, to accept the tendered Eligible Options for exchange; or impair the contemplated benefits of the Exchange Offer to Getty Images;

•        there will have occurred: any general suspension of trading in securities on any national securities exchange or automated quotation system or in the over-the-counter market; the declaration of a banking moratorium or any suspension of payments with respect to banks in the United States; during the Exchange Offer, a decline of at least 10% in either the Dow Jones Industrial Average or the Standard & Poor’s 500 Index from the date of commencement of the Exchange Offer; the commencement or escalation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the Exchange Offer; or any of the situations described above which existed at the time of commencement of the Exchange Offer, where such situation, in our reasonable judgment, deteriorates materially after commencement of the Exchange Offer;

•        a tender or exchange offer (other than the Exchange Offer) with respect to some or all of our capital stock, or a merger or acquisition proposal for Getty Images, shall have been proposed, announced or publicly disclosed or we shall have learned that any person, entity or group (where “group” has the meaning given within Section 13(d)(3) of the Exchange Act) has acquired more than 5% of our outstanding Class A Common Stock, other than a person, entity or group that had publicly disclosed such ownership with the SEC prior to the date of commencement of the Exchange Offer; any such person, entity or group that had publicly disclosed such ownership prior to such date has acquired additional Class A Common Stock constituting more than 1% of our outstanding shares of our Class A Common Stock; or any new group has been formed that beneficially owns more than 5% of our outstanding Class A Common Stock that, in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the Exchange Offer or with such acceptance of Eligible Options for exchange;

•        any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the Exchange Offer, other than as contemplated as of the commencement date of this Exchange Offer (as described in Section 10 of this Offering Memorandum (“Accounting Consequences of this Exchange Offer”));

•        any change occurs in our business, financial condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to Getty Images;

•        any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the Exchange Offer to Getty Images (see Section 2 of this Offering Memorandum (“Purpose of the Exchange Offer; Additional Consideration”) for a description of the contemplated benefits of the Exchange Offer to Getty Images); and

•        any rules or regulations by any governmental authority, the NYSE, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to us that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the Exchange Offer to Getty Images (see Section 2 of this Offering Memorandum (“Purpose of the Exchange Offer; Additional Consideration”) for a description of the contemplated benefits of the Exchange Offer to Getty Images).

The conditions to the Exchange Offer are for Getty Images’ benefit. We may assert them prior to the Expiration Time regardless of the circumstances giving rise to them (other than circumstances caused by our action or inaction). We may waive the conditions, in whole or in part, at any time and from time to time prior to the Expiration Time (with any such waiver to be applied consistently among all Eligible Optionholders), whether or not we waive any other condition to the Exchange Offer. Subject to any order or decision by a court or arbitrator of competent jurisdiction, any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

Section 7. Price Range of Our Common Stock.

The Eligible Options give Eligible Optionholders the right to acquire shares of our Class A Common Stock. None of the Eligible Options are traded on any trading market. Our Class A Common Stock trades on the NYSE under the symbol “GETY”. In the fourth quarter of 2025, the high per share sales price of our Class A Common Stock on the NYSE was $2.36 and the low per share sales price of our Class A Common Stock on the NYSE was $1.21. As of February 27, 2026, there were 417,214,604 shares of Class A Common Stock outstanding.

On February 27, 2026, the closing price for our Class A Common Stock as reported on the NYSE was $0.78 per share. We recommend that you obtain current market quotations for our Class A Common Stock before deciding whether or not to tender your Eligible Options for exchange. The price of our Class A Common Stock has been, and in the future may be, volatile and could decline. The trading price of our Class A Common Stock has fluctuated in the past and is expected to continue to do so in the future as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies and that have often been unrelated or disproportionate to the operating performance of those companies.

Section 8. Information Concerning Getty Images; Financial Information.

Information Concerning Getty Images.

Getty Images Holdings, Inc. is a Delaware corporation headquartered in Seattle, Washington and is the parent company of Getty Images, Inc.

The Company is a preeminent global visual content creator and marketplace that offers a full range of content solutions to meet the needs of any customer around the globe, no matter their size. Through its Getty Images, iStock and Unsplash brands, websites and APIs, the Company serves customers in almost every country in the world and is the first-place people turn to discover, purchase and share powerful visual content from the world’s best photographers and videographers. The Company works with almost 600,000 content creators and 360 content partners to deliver this powerful and comprehensive content. Each year the Company covers more than 160,000 news, sport and entertainment events providing depth and breadth of coverage. The Company maintains one of the largest and best privately-owned photographic archives in the world with over 150 million images dating back to the beginning of photography.

Through its best-in-class creative library and Custom Content solutions, the Company helps customers elevate their creativity and entire end-to-end creative process to find the right visual for any need. With the adoption and distribution of generative AI technologies and tools trained on permissioned content that include indemnification and perpetual, worldwide usage rights, Getty Images and iStock customers can use text to image generation to ideate and create commercially safe compelling visuals, further expanding the Company’s capabilities to deliver exactly what customers are looking for.

The Company’s common stock is traded on the NYSE under the symbol “GETY.”

Financial Information.

A summary of certain financial information is attached as Schedule A to this Offering Memorandum and should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the condensed consolidated financial statements and the notes thereto included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 (our “Quarterly Report”), filed with the SEC on November 10, 2025, and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 17, 2025 (our “Annual Report”), are incorporated herein by reference.

Additional Information.

For more information about Getty Images, please refer to our Quarterly Report, our Annual Report and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to tender your Eligible Options. We will also provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 15 (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

Section 9. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities.

Interests of Directors and Executive Officers.

Our executive officers and non-employee directors will be eligible to participate in the Exchange Offer provided that they are Eligible Optionholders at the Closing Date.

The following table sets forth the beneficial ownership of the Company’s executive officers and non-employee directors of Eligible Options outstanding, and the percentage of total Eligible Options outstanding beneficially owned by them, as of February 27, 2026. The address of each of the persons set forth below is c/o Getty Images Holdings, Inc., 605 5th Ave S. Suite 400, Seattle, WA 98104, and the telephone number is (206) 925-5000.

Name	Number of Eligible Options Beneficially Owned	Percentage of All Eligible Options(1)
Executive Officers
Craig Peters	6,134,862	27.2%
Mikael Cho	—	0.0%
Grant Farhall	897,439	4.0%
Gene Foca	1,918,570	8.5%
Nathaniel Gandert	2,350,732	10.4%
Chris Hoel	10,554	0.0%
Jerry Jenkins	—	0.0%
Kjelti Kellough	727,160	3.2%
Jennifer Leyden	392,116	1.7%
Ken Mainardis	1,298,431	5.8%
Peter Orlowsky	605,220	2.7%
Michael Teaster	804,259	3.6%
Daine March Weston	142,116	0.6%

Name	Number of Eligible Options Beneficially Owned	Percentage of All Eligible Options(1)
Non-Employee Directors
Mark Getty	—	0.0%
Tracy Knox	—	0.0%
Patrick Maxwell	—	0.0%
Hilary Schneider	213,175	0.9%
Brett Watson	—	0.0%
Chinh Chu	—	0.0%
Michael Harris	—	0.0%
James Quella	—	0.0%
Jeffrey Titterton	—	0.0%
All current executive officers and directors as a group (22 individuals)	15,494,634	68.7%

____________

(1)      Note: Percentages may not sum due to rounding.

Transactions and Arrangements Concerning Our Securities.

Except as otherwise disclosed in the Exchange Offer or in our filings with the SEC, and other than outstanding stock option and other equity awards granted to our directors, executive officers and other employees and consultants pursuant to our various equity plans, neither Getty Images nor, to our knowledge, any of our executive officers or directors, any person controlling Getty Images or any executive officer or director of such control person is a party to any agreement, arrangement or understanding with respect to any of our securities, including any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

During the 60-day period prior to the date of this Offering Memorandum, we have not granted any stock options that are Eligible Options. During such 60-day period, neither we, nor, to the best of our knowledge, any member of our Board or any of our executive officers, nor any of our affiliates, has engaged in any transaction involving the Eligible Options.

Section 10. Accounting Consequences of the Exchange Offer.

Under FASB ASC Topic 718 — Stock Compensation, the exchange of options under the Exchange Offer is not expected to be treated as a modification of the existing options for accounting purposes, as the exchange ratios used to determine the number of New Options to be granted will be calculated to result in the fair value of surrendered Eligible Options being approximately equal to the fair value of the New Options replacing them. Accordingly, we do not expect to recognize any incremental compensation expense for financial reporting purposes as a result of the Exchange Offer, and will recognize the unamortized compensation cost of the surrendered Eligible Options ratably over the remaining vesting period.

Section 11. Legal Matters; Regulatory Approvals.

We are not aware of any material pending or threatened legal actions or proceedings relating to the Exchange Offer. We are not aware of any margin requirements or anti-trust laws applicable to the Exchange Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acceptance of Eligible Options for exchange and grant of New Options as contemplated by the Exchange Offer, or of any regulatory requirements that we must comply with or approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the completion of the Exchange Offer as contemplated herein. Should any such compliance or approval or other action be required, we currently contemplate that we will use commercially reasonable efforts to comply with such requirements or seek such approval or take such other action. We cannot assure you that any such compliance or approval or other action, if needed, would be achieved or obtained or would be achieved or obtained without substantial conditions or that the failure to achieve such compliance or obtain any such approval or other action would not adversely affect our business. Our obligation under the Exchange Offer to accept tendered Eligible Options for exchange and to grant New Options with the New Options Terms would be subject to achieving such compliance or obtaining any such governmental approval or other action.

Section 12. Material U.S. Federal Income Tax Consequences.

The following summarizes the material U.S. federal income tax consequences of the Exchange Offer to you. Please note that the following is only a summary of the material U.S. federal income tax laws and regulations that apply to the Exchange Offer and does not address all possible tax aspects of transactions that may arise in connection with the Exchange Offer, including foreign, state or local tax consequences. The tax laws and regulations are complex and are subject to legislative changes. In addition, circumstances unique to certain individuals may change the usual income tax results.

We believe the exchange of Eligible Options for New Options pursuant to the Offer should be treated as a non-taxable exchange in the United States and no income should be recognized for U.S. federal income tax purposes by us or the Eligible Optionholders upon the issuance of the New Options. However, the Internal Revenue Service is not precluded from adopting a contrary position and the law and regulations themselves are subject to change.

Because the New Options issued in the Exchange Offer will be nonqualified stock options, upon exercise of the New Options, the Eligible Optionholder will recognize ordinary income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. If the Eligible Optionholder is subject to U.S. federal income taxes at the time of exercise of the New Options, the ordinary income will be subject to applicable tax withholding. Upon disposition of the stock, the Eligible Optionholder will recognize a capital gain or loss (which will be long- or short-term depending upon whether the stock was held for more than one year) equal to the difference between the selling price and the sum of the amount paid for the stock plus any amount recognized as ordinary income upon acquisition of the stock. All holders of Eligible Options are urged to consult their own tax advisors regarding the tax treatment of participating in the Exchange Offer under all applicable laws prior to participating in the Exchange Offer.

Our grant of a New Option will have no tax consequences to us. However, we generally will be entitled to a business expense deduction upon the exercise of a nonqualified stock option in an amount equal to the amount of ordinary compensation income attributable to an Eligible Optionholder upon exercise. We have also endeavored to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), by granting New Options with exercise prices at or above fair market value on the grant date in exchange for Eligible Options. Section 409A of the Code is very complex and subject to change by the Internal Revenue Service. Eligible Optionholders should seek advice based on their particular circumstances from an independent tax advisor.

We will withhold all required local, state, federal, foreign, income and other taxes and any other amount required to be withheld by any governmental authority or law with respect to income recognized with respect to the exercise of a nonstatutory stock option by an Eligible Optionholder who has been employed by us. We will require any such Eligible Optionholder to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any shares of our Class A Common Stock.

There may be additional foreign state or local tax imposed as a result of the Exchange Offer or your participation in the Exchange Offer and those consequences may vary based on where you live. You should consult with a tax advisor to determine the specific tax considerations and tax consequences relevant to your participation in this Exchange Offer.

Section 13. Extension of the Exchange Offer; Termination; Amendment.

We may, from time to time, extend the period of time during which the Exchange Offer is open and delay accepting any Eligible Options tendered to us by disseminating notice of the extension to Eligible Optionholders by public announcement, written notice, including electronically posted or delivered notices, or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If the Exchange Offer is extended, we will provide appropriate notice of the extension and the new Expiration Time no later than 9:00 a.m. Eastern Standard Time on the next business day following the previously scheduled Expiration Time.

We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Time, to terminate or amend the Exchange Offer upon the occurrence of any of the conditions specified in Section 6 (“Conditions of the Exchange Offer”), by disseminating notice of such termination or amendment to Eligible Optionholders by public announcement, written notice, including electronically posted or delivered notices, or otherwise as permitted by applicable law.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or we deem any such event to have occurred, to amend the Exchange Offer in any respect prior to the Expiration Time. We will promptly disseminate any notice of such amendment required pursuant to the Exchange Offer or applicable law to Eligible Optionholders in a manner reasonably designed to inform Eligible Optionholders of such change and will file such notice with the SEC as an amendment to the Schedule TO.

If we materially change the terms of the Exchange Offer or the information concerning the Exchange Offer, or if we waive a material condition of the Exchange Offer, we will extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period during which a tender or Exchange Offer must remain open following material changes in the terms of or information concerning a tender or Exchange Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

In addition, we will publicly notify or otherwise inform Eligible Optionholders in writing if we decide to take any of the following actions and will keep the Exchange Offer open for at least 10 business days after the date of such notification:

•        change the type of options eligible to be exchanged in the Exchange Offer.

Section 14. Consideration; Fees and Expenses.

Each Eligible Optionholder who properly tenders an Eligible Option to be exchanged and which is accepted by the Company pursuant to this Exchange Offer will receive a New Option. A New Option is a grant of the right to purchase, if vested, shares of Class A Common Stock.

Subject to the terms and conditions of this Exchange Offer, upon our acceptance of your properly tendered Eligible Options, you will be entitled to receive New Options calculated as described in Section 1 of this Offering Memorandum. New Options will have the same vesting schedule as the corresponding Eligible Options, as described in Section 1 of this Offering Memorandum. If you receive New Options, you do not have to make any cash payment to the Company to receive your New Options.

If we receive and accept tenders from Eligible Optionholders of all Eligible Options (comprising a total of approximately 22.6 million Eligible Options to purchase approximately 22.6 million shares outstanding as of February 13, 2026) subject to the terms and conditions of this Exchange Offer, we will grant New Options to purchase a total of approximately 7.5 million shares of Class A Common Stock.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Eligible Options pursuant to the Exchange Offer. You will be responsible for any expenses that you incur in connection with your election to participate in the Exchange Offer, including mailing, telephone, and other telecommunications expenses, as well as any expenses associated with any tax, legal or other advisor that you consult or retain in connection with the Exchange Offer.

Section 15. Additional Information.

With respect to the Exchange Offer, we have filed the Schedule TO, as may be amended, of which the Exchange Offer is a part. The Exchange Offer document (of which this Offering Memorandum is a part) does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We intend to supplement and amend the Schedule TO to the extent required to reflect information we subsequently file with the SEC. Before making a decision on whether or not to tender your Eligible Options, we highly recommend that you review the Schedule TO, as may be amended, including its exhibits, and the following documents that we have filed with the SEC (excluding any portions of the respective filings that have been furnished rather than filed):

•        our Definitive Proxy Statement on Schedule 14A filed with the SEC on July 22, 2025;

•        our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 17, 2025;

•        our Quarterly Reports on Form 10-Q for the quarters ended (i) March 31, 2025, filed with the SEC on May 12, 2025, (ii) June 30, 2025, filed with the SEC on August 11, 2025 and (iii) September 30, 2025, filed with the SEC on November 10, 2025;

•        our Current Reports on Form 8-K (excluding any information furnished therein) filed with the SEC on October 6, 2025, October 20, 2025, October 21, 2025, November 3, 2025, November 4, 2025, November 10, 2025, January 16, 2026, February 19, 2026 and February 23, 2026; and

•        the description of our Class A Common Stock contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 14, 2023.

Our SEC filings are available to the public on the SEC’s website at http://www.sec.gov. We also make available on or through our corporate website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish them to the SEC.

We will also promptly provide without charge to each Eligible Optionholders to whom we deliver a copy of the Exchange Offer, upon written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless specifically incorporated by reference into such documents and deemed filed therewith). Written requests and questions about the Exchange Offer should be directed to compensation.administrator@gettyimages.com.

The information about us contained in the Exchange Offer should be read together with the information contained in the documents to which we have referred you.

Section 16. Miscellaneous.

The Exchange Offer and our SEC reports referred to above include forward-looking statements. Words such as “believes,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “plan,” “objectives,” and other similar statements of expectation identify forward-looking statements. These forward-looking statements involve risks and uncertainties, including those described in this Offering Memorandum, our Annual Report and Quarterly Reports, that could cause actual results to differ materially from those expressed in the forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved.

WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2024 AND IN OUR SUBSEQUENT QUARTERLY REPORTS BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS REFERENCED HEREIN. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Schedule A

Selected Financial Data

The following summary of certain financial information should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the condensed consolidated financial statements and the notes thereto included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 (our “Quarterly Report”), filed with the SEC on November 10, 2025, and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 17, 2025 (our “Annual Report”), are incorporated herein by reference. Our interim results are not necessarily indicative of results for the full fiscal year, and our historical results are not necessarily indicative of the results to be expected in any future period. You should refer to Section 15 of the Offering Memorandum, “Additional Information,” for information on how you can obtain copies of our SEC filings.

GETTY IMAGES HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and par value data)
(Unaudited)

	September 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$109,533	$121,173
Restricted cash	4,106	4,131
Accounts receivable – net of allowance of $5,353 and $6,164, respectively	165,981	151,130
Prepaid expenses	17,065	16,327
Insurance recovery receivable	37,196	45,000
Taxes receivable	10,671	9,577
Other current assets	10,669	11,477
Total current assets	355,221	358,815
Property and equipment, net	185,279	177,292
Operating lease right-of-use assets	26,641	32,453
Goodwill	1,515,470	1,510,477
Intangible assets, net of accumulated amortization	415,027	389,906
Deferred income taxes, net	65,699	63,965
Other assets	31,482	30,800
Total assets	$2,594,819	$2,563,708

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$105,054	$99,320
Accrued expenses	74,595	59,938
Short-term debt, net	21,060	—
Income taxes payable	9,701	10,913
Litigation reserves	115,506	110,994
Deferred revenue	176,795	172,090
Total current liabilities	502,711	453,255
Long-term debt, net	1,336,030	1,314,424
Lease liabilities	24,405	29,034
Deferred income taxes, net	25,172	24,357
Uncertain tax positions	21,581	22,329
Other long-term liabilities	2,233	1,969
Total liabilities	1,912,132	1,845,368

Commitments & contingencies (Note 12)

Stockholders’ equity:

Class A common stock, $0.0001 par value: 2.0 billion shares authorized; 415.4 million shares issued and outstanding as of September 30, 2025 and 412.3 million shares issued and outstanding as of December 31, 2024	41	41
Additional paid-in capital	2,032,426	2,017,407
Accumulated deficit	(1,338,757)	(1,223,482)
Accumulated other comprehensive loss	(59,129)	(123,770)
Total Getty Images Holdings, Inc. stockholders’ equity	634,581	670,196
Non-controlling interest	48,106	48,144
Total stockholders’ equity	682,687	718,340
Total liabilities and stockholders’ equity	$2,594,819	$2,563,708

See notes to unaudited condensed consolidated financial statements.

GETTY IMAGES HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue	$240,044	$240,545	$699,003	$691,963

Operating expenses:
Cost of revenue (exclusive of depreciation and amortization)	$64,294	$64,092	$190,132	$187,445
Selling, general and administrative expenses	101,044	100,130	304,378	302,306
Depreciation	15,970	14,879	46,452	43,928
Amortization	588	590	1,727	1,716
Loss on litigation	2,614	3,199	8,964	8,013
Other operating expenses – net	10,420	219	39,334	3,627
Total operating expenses	194,930	183,109	590,987	547,035
Income from operations	45,114	57,436	108,016	144,928

Other (expense) income, net:
Interest expense	(35,746)	(34,004)	(104,977)	(100,618)
(Loss) on fair value adjustment for swaps – net	—	—	—	(1,459)
Foreign exchange gain (loss) – net	1,492	(28,657)	(78,357)	(9,796)
Loss on extinguishment of debt	—	—	(5,474)	—
Other non-operating income (expense) – net	701	1,452	(3,328)	4,147
Total other expense – net	(33,553)	(61,209)	(192,136)	(107,726)
Income (loss) before income taxes	11,561	(3,773)	(84,120)	37,202
Income tax (expense) benefit	10,057	1,246	(31,193)	(22,453)
Net income (loss)	21,618	(2,527)	(115,313)	14,749
Less:
Net loss attributable to non-controlling interest	(748)	(332)	(38)	(358)
Net income (loss) attributable to Getty Images Holdings, Inc.	$22,366	$(2,195)	$(115,275)	$15,107

Net (loss) income per share attributable to Class A Getty Images Holdings, Inc. common stockholders:
Basic	$0.05	$(0.01)	$(0.28)	$0.04
Diluted	$0.05	$(0.01)	$(0.28)	$0.04

Weighted-average Class A common shares outstanding:
Basic	414,932,808	410,473,104	413,751,518	408,373,567
Diluted	415,204,506	410,473,104	413,751,518	413,276,301

See notes to unaudited condensed consolidated financial statements.

GETTY IMAGES HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net income (loss)	$21,618	$(2,527)	$(115,313)	$14,749
Other comprehensive income (loss):
Net foreign currency translation adjustment (losses) gains	(3,428)	25,893	64,641	7,491
Comprehensive income (loss)	18,190	23,366	(50,672)	22,240
Less: Comprehensive loss attributable to noncontrolling interest	(748)	(332)	(38)	(358)
Comprehensive income (loss) attributable to Getty Images Holdings, Inc.	$18,938	$23,698	$(50,634)	$22,598

See notes to unaudited condensed consolidated financial statements.

GETTY IMAGES HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In thousands, except share amounts)
(Unaudited)

	Class A Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Getty Images Holdings, Inc. Stockholders’ Equity	Non- controlling Interest	Total Stockholders’ Equity
	Shares	Amount
Balance at December 31, 2024	412,270,402	$41	$2,017,407	$(1,223,482)	$(123,770)	$670,196	$48,144	$718,340
Net loss	—	—	—	(102,572)	—	(102,572)	—	(102,572)
Net foreign currency translation adjustment gains in comprehensive income	—	—	—	—	20,350	20,350	—	20,350
Issuance of common stock in connection with equity-based compensation arrangements	1,146,766	—	—	—	—	—	—	—
Equity-based compensation activity	—	—	4,978	—	—	4,978	—	4,978
Balance at March 31, 2025	413,417,168	$41	$2,022,385	$(1,326,054)	$(103,420)	$592,952	$48,144	$641,096
Net (loss) income	—	—	—	(35,069)	—	(35,069)	710	(34,359)
Net foreign currency translation adjustment gains in comprehensive income	—	—	—	—	47,719	47,719	—	47,719
Issuance of common stock in connection with equity-based compensation arrangements	1,394,138	—	1,303	—	—	1,303	—	1,303
Equity-based compensation activity	—	—	4,253	—	—	4,253	—	4,253
Balance at June 30, 2025	414,811,306	$41	$2,027,941	$(1,361,123)	$(55,701)	$611,158	$48,854	$660,012
Net (loss) income	—	—	—	22,366	—	22,366	(748)	21,618
Net foreign currency translation adjustment losses in comprehensive income	—	—	—	—	(3,428)	(3,428)	—	(3,428)
Issuance of common stock in connection with equity-based compensation arrangements	559,352	—	—	—	—	—	—	—
Equity-based compensation activity	—	—	4,485	—	—	4,485	—	4,485
Balance at September 30, 2025	415,370,658	$41	$2,032,426	$(1,338,757)	$(59,129)	$634,581	$48,106	$682,687

See notes to unaudited condensed consolidated financial statements.

GETTY IMAGES HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In thousands, except share amounts)
(Unaudited)

	Class A Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Getty Images Holdings, Inc. Stockholders’ Equity	Non- controlling Interest	Total Stockholders’ Equity
	Shares	Amount
Balance at December 31, 2023	404,970,787	$40	$1,983,276	$(1,263,015)	$(87,076)	$633,225	$48,205	$681,430
Net income	—	—	—	13,455	—	13,455	132	13,587
Net foreign currency translation adjustment losses in comprehensive income	—	—	—	—	(15,606)	(15,606)	—	(15,606)
Issuance of common stock in connection with equity-based compensation arrangements	2,904,154	1	2,195	—	—	2,196	—	2,196
Common shares withheld for settlement of taxes in connection with equity-based compensation	(570,708)	—	(2,492)	—	—	(2,492)	—	(2,492)
Equity-based compensation activity	—	—	10,030	—	—	10,030	—	10,030
Balance at March 31, 2024	407,304,233	$41	$1,993,009	$(1,249,560)	$(102,682)	$640,808	$48,337	$689,145
Net income (loss)	—	—	—	3,847	—	3,847	(158)	3,689
Net foreign currency translation adjustment losses in comprehensive income	—	—	—	—	(2,796)	(2,796)	—	(2,796)
Issuance of common stock in connection with equity-based compensation arrangements	1,692,292	—	3,061	—	—	3,061	—	3,061
Common shares withheld for settlement of taxes in connection with equity-based compensation	(37,290)	—	(133)	—	—	(133)	—	(133)
Issuance of shares in connection with acquisition	1,189,061	—	4,875	—	—	4,875	—	4,875
Equity-based compensation activity	—	—	4,368	—	—	4,368	—	4,368
Balance at June 30, 2024	410,148,296	$41	$2,005,180	$(1,245,713)	$(105,478)	$654,030	$48,179	$702,209
Net loss	—	—	—	(2,195)	—	(2,195)	(332)	(2,527)
Net foreign currency translation adjustment gains in comprehensive income	—	—	—	—	25,893	25,893	—	25,893
Issuance of common stock in connection with equity-based compensation arrangements	924,657	—	938	—	—	938	—	938
Common shares withheld for settlement of taxes in connection with equity-based compensation	(8,115)	—	(30)	—	—	(30)	—	(30)
Equity-based compensation activity	—	—	4,768	—	—	4,768	—	4,768
Balance at September 30, 2024	411,064,838	$41	$2,010,856	$(1,247,908)	$(79,585)	$683,404	$47,847	$731,251

See notes to unaudited condensed consolidated financial statements.

GETTY IMAGES HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(115,313)	$14,749
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	48,179	45,644
Foreign currency loss on foreign denominated debt	56,861	4,031
Equity-based compensation	12,315	17,454
Debt extinguishment	5,474	—
Deferred income taxes – net	7,164	481
Uncertain tax positions	(748)	(2,566)
Non-cash fair value adjustment for swaps	—	1,459
Amortization of debt issuance costs	5,821	1,904
Non-cash operating lease costs	8,573	8,987
Other	6,337	2,342
Changes in assets and liabilities:
Accounts receivable	(10,298)	760
Accounts payable	6,692	(6,136)
Accrued expenses	(3,179)	6,734
Insurance recovery receivable	7,804	2,646
Litigation reserves	4,512	4,022
Lease liabilities, non-current	(10,053)	(8,972)
Income taxes receivable/payable	(1,017)	(3,860)
Interest payable	17,765	(7,330)
Deferred revenue	130	(5,157)
Other	(2,469)	1,432
Net cash provided by operating activities	44,550	78,624

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(46,552)	(42,323)
Acquisition of a business, net of cash acquired	—	(15,038)
Net cash used in investing activities	(46,552)	(57,361)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt	1,040,872	—
Debt refinancing costs	(39,560)	(2,205)
Prepayment and repayments of debt	(1,030,683)	(55,200)
Proceeds from common stock issuance	1,303	6,194
Cash paid for settlement of employee taxes related to equity-based awards	—	(2,655)
Net cash used in financing activities	(28,068)	(53,866)
Effects of exchange rates fluctuations	18,405	6,141
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(11,665)	(26,462)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH – Beginning of period	125,304	140,850
CASH, CASH EQUIVALENTS AND RESTRICTED CASH – End of period	$113,639	$114,388

SUPPLEMENTAL DISCLOSURES:
Interest paid	$81,832	$106,104
Income taxes paid, including foreign taxes withheld	$32,400	$28,100

See notes to unaudited condensed consolidated financial statements.